EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue

31st Floor

New York, New York 10179

RE: Annual Statement of Compliance for JP Morgan Chase Commercial Mortgage

Securities Trust 2011-C5,Commercial Mortgage Pass-Through Certificates, Series

2011-Certificates, Series 2011-C5

Per the Pooling and Servicing Agreement dated as of September 1, 2011 ( the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Paying Agent ("Wells Fargo"), hereby  certifies as follows as of and for the year ending  December  31, 2014 (the "Reporting Period" ) :

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

February 25, 2015

/s/ Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, NA